Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between Mannatech, Incorporated (the “Company”) and Wayne Badovinus (the “Executive”), and has an effective date of June 16, 2008, (“Effective Date”). The Company desires to employ the Executive, and the Executive desires to be employed by the Company. Therefore, in consideration of the mutual promises and agreements contained herein, the Company and the Executive (collectively, the “Parties”) hereby agree as follows:

SECTION 1.

EMPLOYMENT

1.1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, for the period and upon the other terms and conditions contained in this Agreement.

1.2. Office and Duties. The Executive shall serve as President and Chief Executive Officer of the Company, with the authority, duties and responsibilities described herein and those customarily incident to such office. The Executive shall report directly to the Board of Directors of the Company (the “Board”) and shall perform such other services, duties and responsibilities commensurate with Executive’s position as may from time to time be assigned to Executive by the Board.

1.3. Performance. During Executive’s employment under this Agreement, the Executive shall devote on a full-time basis all of his time, energy, and skill to the performance of Executive’s duties hereunder in a manner that will further the business and interests of the Company. The Executive may, however, engage in (i) civic, charitable, and professional or trade activities, and (ii) activities incidental to his investment in certain JH Partners funds, so long as those activities do not interfere with the performance of Executive’s duties hereunder. The Executive shall comply with the written employee policies and written manuals of the Company that are applicable generally to executive employees of the Company, as they exist and/or are modified from time to time. In the event of conflict or inconsistency between this Agreement and the written employee policies and written manuals of the Company, the terms of this Agreement shall govern. Except as specifically contemplated herein, the Executive shall not work either on a part-time or independent contractor basis for any other business or enterprise during the Employment Period.

1.4. Place of Work. The Executive shall perform services under this Agreement at the Company’s principal office in the City of Coppell, Dallas County, Texas, and at such other place or places as the Executive’s duties and responsibilities may require. The Executive understands and agrees that Executive may be required to travel in connection with the performance of his duties.

1.5. Directors’ and Officers’ Liability Insurance. To the extent that the Company maintains one or more policies of directors’ and officers’ liability insurance during the Executive’s employment under this Agreement (the “D&O Policies”), then the Company will provide the Executive coverage under the D&O Policies for matters arising in connection with the performance of his duties to the Company under this Agreement as an officer of the Company. The Company will use diligent efforts to obtain and/or maintain D&O Policies at all times during the Employment Period.

1.6. Indemnity. As of the Effective Date and at all times thereafter, the Company shall defend, indemnify and hold harmless the Executive against all claims, actions, lawsuits, judgments, penalties, fines, settlements and reasonable expenses that are filed, pursued, or otherwise sought by third parties, as applicable, in any matter resulting from or relating to the performance of the Executive’s duties to the Company or the fact that the Executive is or was an employee of the Company or is or was serving at the request of the Company, as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, .

1.7. Exclusive Employment. Without limiting Section 1.3 hereof, during the Employment Period, the Executive will not, without the prior written consent of the Board:

a. except as permitted in Section 1.3, serve as a spokesman, representative, employee, consultant, agent, officer, or member of any board of directors (or any similar governing body) for any for-profit business other than the Company;

b. serve as a spokesman, representative, employee, owner, consultant, agent, officer, or member of any board of directors (or any similar governing body) for any business which is a supplier to the Company or which competes with the Company, in each case whether directly or indirectly;

c. own any equity or economic interest in any company that competes directly or indirectly with the Company, except that this does not preclude ownership of less than 5% of the outstanding equity securities of any public reporting company; or

d. promote or endorse at Company business functions any other organization(s) with which Executive may be associated or affiliated.

SECTION 2.

EMPLOYMENT TERM

2.1. Term. The term of the Executive’s employment under this Agreement commences on the Effective Date and shall continue through two (2) years, unless terminated earlier by the Company or Executive giving at least thirty (30) days’ prior written notice of termination, for any or no reason, to the other Party (“Notice of Early Termination”) or unless terminated earlier in accordance with Section 8 hereof. If a Notice of Early Termination is given in accordance with the preceding sentence, then (a) the Employment Period under this Agreement will continue until the expiration of the notice period specified in the Notice of Early Termination, and (b) the Company may instruct the Executive not to come into the Company’s offices or to attend any of the Company’s business functions through the last date of employment, and the Executive’s following such instruction will not constitute Cause for termination or otherwise impair the Executive’s rights hereunder. If the Agreement is not terminated by either Party as provided for herein, it will renew for successive two (2) year terms, unless either Party gives the other at least thirty (30) days’ prior written notice of its intent not to renew.

SECTION 3.

COMPENSATION FOR EMPLOYMENT

3.1. Base Salary. The base salary of the Executive for all of Executive’s services, duties and responsibilities to the Company and all of Executive’s agreements and covenants with or to the Company under this Agreement shall be at the annual rate of $600,000, which the Company shall pay to the Executive in equal installments in accordance with its normal payroll policies.

a. Executive’s performance and salary shall be reviewed by the Board and the Compensation Committee annually in accordance with the Company’s annual performance review process.

b. Executive’s Base Salary for any partial year will be prorated based upon the number of days elapsed in such year. Executive’s pay may be raised by the Company from time to time as the Company deems appropriate in its sole discretion, by way of an addendum or other documentation, without otherwise affecting this Agreement. Notwithstanding any pay increase, the employment of Executive shall be construed as continuing under this Agreement.

3.2. Incentive Compensation. During Executive’s employment under this Agreement, the Executive is also eligible to receive incentive compensation and stock options as more fully described on Schedule I to this Agreement (the “Incentive Compensation”). If the bonus is earned according to Schedule I, it will be paid regardless of employment status, unless employment is terminated for Cause. The opportunity to earn the Incentive Compensation will be determined in accordance with Schedule I, which will comply with the requirements of Section 409A of the Internal Revenue Code, unless the payment of the Incentive Compensation is exempt as not constituting a deferral of income.

3.3. Payment and Reimbursement of Work-Related Expenses. During Executive’s employment under this Agreement, the Company shall pay or reimburse the Executive, in accordance with the applicable policies and procedures of the Company, for all reasonable travel and other reasonable expenses incurred by the Executive in performing his obligations under this Agreement, provided that the Executive properly accounts for such expenses in accordance with the regular policies of the Company.

3.4. Relocation Allowance. In the event it is necessary for Executive to relocate residences, the Company shall pay the Executive’s actual relocation expenses pursuant to the Company’s Executive Relocation Plan. All expenses must be pre-approved before being incurred.

3.5. Health Insurance/401(k). During Executive’s employment under this Agreement commencing on the 31st day of employment, the Executive shall be entitled to participate in or receive benefits under any employee-benefit plan or arrangement made available by the Company to its executives generally (including any medical, dental, short-term and long-term disability, life insurance and 401(k) programs), subject to eligibility conditions or requirements and to the terms, conditions and overall administration of each of such plans and arrangements. Nothing in this Agreement will preclude the Company from amending or terminating any of the benefit plans or programs applicable to Executive as long as such amendment or termination is applicable to all similarly situated employees, without otherwise effecting this Agreement. Notwithstanding any change in benefits, the employment of Executive shall be construed as continuing under this Agreement.

3.6. Executive Vehicle Program. During Executive’s employment under this Agreement, the Executive will also be eligible to participate in the Company’s executive vehicle program, subject to all of its terms, regarding a luxury class vehicle, with auto liability insurance coverage (comprehensive, collision and liability) for the leased vehicle paid by the Company and all routine and necessary repairs to the leased vehicle paid for by the Company or reimbursed to the Executive, subject to approval by the Chief Financial Officer of the Company.

3.7. Vacation. During Executive’s employment under this Agreement, the Executive shall be entitled to 20 days of paid vacation annually, in accordance with the regular policies of the Company.

3.8. Tax Withholding. The Company may deduct from any compensation or other amount payable to the Executive under this Agreement social security (FICA) taxes and all federal, state, municipal, or other such taxes or governmental charges as may now be in effect or that may hereafter be enacted or required.

SECTION 4.

CONFIDENTIAL INFORMATION

4.1. Definition of “Confidential Information.”

a. “Confidential Information” means material, data, ideas, inventions, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know how, plans (marketing, business, strategic, technical or otherwise), arrangements, pricing and/or other information of or relating to the Company (as well as its customers and/or vendors) that is confidential, proprietary, and/or a trade secret (a) by its nature, (b) based on how it is treated or designated by the Company, (c) such that its appropriation, use or disclosure would have a material adverse effect on the business or planned business of the Company, or (d) as a matter of law. All Confidential Information is the property of the Company, the appropriation, use and/or disclosure of which is governed and restricted by this Agreement.

b. Exclusions. Confidential Information does not include material, data, and/or information that (i) the Company has voluntarily placed in the public domain; (ii) has been publicly disclosed by third parties; (iii) constitutes the knowledge and skills gained by Executive during the Employment Period; (iv) otherwise enters the public domain other than through the Executive’s violation of this Agreement; or (v) is required to be disclosed pursuant to law or legal process, subject to Section 4.5; provided, however, that the unauthorized appropriation, use, or disclosure of Confidential Information by Executive, directly or indirectly, shall not affect the protection and relief afforded by this Agreement regarding such information.

4.2. Provision of Confidential Information. Irrespective of the Employment Period, and in consideration of the Executive’s promises in Section 4.3 of this Agreement, the Company promises to immediately provide the Executive with access to Confidential Information, including (but not limited to) the new Confidential Information that the Company is separately and concurrently providing to the Executive. The Parties stipulate and agree that Executive has never before seen or had access to the new Confidential Information referenced herein.

4.3. Protection of Confidential Information. Both during and after the Employment Period, the Executive shall (i) not in any manner, directly or indirectly appropriate, download, print, copy, remove, use, disclose, divulge, or communicate Confidential Information to any Person, including (without limitation) originals or copies of any Confidential Information, in any media or format, except for the Company’s benefit within the course and scope of the Executive’s employment or with the prior written consent of the Board of Directors; and (ii) take reasonable measures to prevent the inadvertent disclosure or diminution in the value or benefit of Confidential Information to the Company. The Executive agrees to use Executive’s reasonable efforts and due diligence to protect and safeguard the Confidential Information as prescribed in this Section 4.

4.4. Return and Review of Information.

a. Company Property. All Confidential Information and other information and property owned by the Company, including information and analyses derived from information owned by the Company (“Company-Owned Information” and “Company-Owned Property,” respectively) within the Executive’s possession, custody or control, regardless of form or format, shall remain at all times the property of the Company.

b. Upon Request. At any time that the Company may request, during or after the Employment Period, the Executive shall deliver to the Company all Confidential Information and other Company-owned information and Company-owned property within Executive’s possession, custody or control, regardless of form or format. During the Employment Period, the Company shall have the right of reasonable access to all Confidential Information, Company-Owned Information and Company-Owned Property located on Company premises to review, inspect, copy, and/or confiscate any Confidential Information, Company-Owned Information and Company-Owned Property within the Executive’s possession, custody or control.

c. Upon Termination. The Executive shall return to the Company all Confidential Information and other Company-owned information and Company-owned property within the Executive’s possession, custody or control, regardless of form or format, without the necessity of a request, forthwith upon resignation or termination of Executive’s employment, regardless of whether the resignation or termination is voluntary, involuntary, for Cause or not for Cause.

4.5. Response to Third Party Requests. Upon receipt of any formal or informal request, by legal process or otherwise, seeking the Executive’s direct or indirect disclosure or production of any Confidential Information to any Person, the Executive shall promptly and timely notify the Company and provide a description and, if applicable, deliver a copy of such request to the Company. The Executive irrevocably nominates and appoints the Company, as the Executive’s true and lawful attorney-in-fact to act in the Executive’s name, place and stead to perform any act that the Executive might perform to defend and protect against any disclosure of Confidential Information.

SECTION 5.

OWNERSHIP OF INFORMATION, INVENTIONS, AND ORIGINAL WORK

5.1. Definition of Work Product. As used in this Agreement, the term “Work Product” means all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, creative works, discoveries, software, computer programs, modifications, enhancements, know-how, product, formula or formulations, concepts and ideas, and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information, and all other intellectual property and intellectual property rights that (in any case above) are conceived, reduced to practice, created, developed or made by the Executive, either alone or with others, in the course of employment with the Company (including, without limitation, any such employment before the Effective Date).

5.2. Ownership and Assignment of Work Product. The Executive hereby agrees that all Work Product assigned to the Company pursuant to this Section 5.2, as between the Executive and the Company, will be the exclusive property of the Company, and in consideration of this Agreement, without further compensation, hereby assigns, and (as necessary) agrees to assign, to the Company all right, title, and interest to all Work Product that: (a) relates to: (i) all or any aspect of the Company’s actual or anticipated business, research, and development or existing or future products or services, or (ii) an actual or demonstrably anticipated research or development project of the Company; (b) is conceived, created, reduced to practice, developed, or made entirely or in any part: (i) in the course of his employment or on Company time, or (ii) using any equipment, supplies, facilities, assets, materials, information (including, without limitation, Confidential Information) or resources of the Company (including, without limitation, any intellectual property rights); or (c) results from any work performed by the Executive for the Company.

5.3. Disclosure and Cooperation. The Executive shall promptly disclose Work Product to the Board of Directors and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and confirm the ownership and proprietary interest of the Company in any Work Product (including, without limitation, the execution of assignments, consents, powers of attorney, applications and other instruments). The Executive agrees to assist the Company in obtaining any patent for, copyright on or other intellectual-property protection for the Work Product, and to execute and deliver or otherwise provide such documentation and provide such other assistance as is necessary to or reasonably requested by the Company or its agents or counsel to obtain such patent, copyright, or other protection. The Executive shall maintain adequate written records of the Work Product, in such format as may be specified by the Company, and make such records available to, as the sole property of, the Company at all times. The Executive shall not file any patent or copyright applications related to any Work Product except with the written consent of the Board of Directors.

SECTION 6.

NON-COMPETITION AND NON-SOLICITATION

6.1. Consideration. In consideration of the Confidential Information and specialized training being provided to Executive as stated in Section 4 of this Agreement, and other valuable consideration as stated in this Agreement, including (without limitation) the business relationships, Company goodwill, customer and vendor relationships, and work experience that the Executive will have the opportunity to obtain, use and develop under this Agreement, the Executive agrees to the restrictive covenants stated in this Section 6.

6.2. Acknowledgements.

a. Ancillary Agreement. The Executive acknowledges and agrees that the restrictive covenants contained in this Section 6 are ancillary to and part of an otherwise enforceable agreement, such being the agreements concerning Confidential Information and other consideration as stated in this Agreement.

b. Valuable Information. The Executive acknowledges and agrees that the Confidential Information and specialized training provided by the Company is highly valuable to the Company and, therefore, that the protection and maintenance of the Confidential Information constitutes a legitimate interest to be protected by the Company by the restrictive covenants set forth in this Section 6.

c. Unique Relationships with Customers. The Executive acknowledges and agrees that (i) in the highly competitive business in which the Company is engaged, personal contact is of primary importance in securing new and retaining present Associates and customers; (ii) the Company has a legitimate interest in maintaining its relationships with its Associates and customers; and (iii) it would be unfair for the Executive to solicit the business of the Company’s Customers, exploiting the personal relationships the Executive develops with the Company’s Customers by virtue of the Executive’s employment by the Company.

d. Reasonableness. The Executive acknowledges and agrees that at the time that the restrictive covenants of this Section 6 are made, the limitations as to time, geographic scope, and activity to be restrained, as described herein, are reasonable and do not impose a greater restraint than necessary to protect the good will and other legitimate business interests of the Company, including (without limitation) Confidential Information (including, without limitation, trade secrets), customer and vendor relationships, and goodwill.

e. Termination. The Executive acknowledges and agrees that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and consents to the terms of the restrictive covenants in this Section 6 in conjunction with the provisions in this Agreement for the termination of his employment, with no expectation or promise of employment for a substantial period of time.

f. Post-Termination Enforcement. The Executive acknowledges and agrees that, based on the benefits to Executive and new consideration as recited herein, the restrictive covenants of this Section 6, as applicable according to their terms, shall remain in full force and effect even in the event of the resignation or termination of his employment under this Agreement for any reason, whether voluntary or involuntary or with or without Cause.

g. Other Employment. The Executive acknowledges and agrees that (i) in the event of the resignation or termination of Executive employment under this Agreement, Executive experiences and capabilities are such that he can obtain gainful employment without violating this Agreement, in a business engaged in other lines and/or of a different nature, without Executive incurring undue hardship; and (ii) the enforcement of a remedy under this Section 6 by way of injunction will not prevent the Executive from earning a livelihood.

6.3. Non-Competition and Non-Solicitation.

a. Non-Competition During Employment. During the Employment Period, the Executive shall not engage in any other business or employment which may detract from Executive’s full performance of Executive’s duties hereunder or which competes in any manner with the Company, and the Executive shall not directly or indirectly render any services of a business, commercial or professional nature, to any other Person without the Company’s prior written consent, subject to Section 1.3. Further, during employment, the Executive shall not directly or indirectly contact, solicit, entice, sponsor or accept any of the Associates into, or in any way promote to any such Associates opportunities in marketing programs of any direct sales company or organization other than the Company.

b. Non-Competition Post-Employment. During the Restricted Period, the Executive shall not directly or indirectly, on Executive’s own behalf or on the behalf of any other Person, engage in a Competing Business within the Geographic Area, including, without limitation, owning, taking a financial interest in, managing, operating, controlling, being employed by, being associated or affiliated with, being a spokesperson for, providing services as a consultant or independent contractor to, or participating in the ownership, management, operation or control of, any Competing Business; provided, however, that this Section 6.3b does not preclude ownership of less than 5% of the outstanding equity securities of any public reporting company.

c. Customer Non-Solicitation. During the Restricted Period, the Executive shall not in any manner, directly or indirectly, on Executive’s own behalf or on the behalf of any other Person, induce, solicit or attempt to induce or solicit any Customer (i) to do business with a Competing Business, or (ii) to reduce, cease, restrict, terminate or otherwise adversely alter business or business relationships with the Company for the benefit of a Competing Business, regardless of whether the Executive initiates contact for that purpose.

d. Executive Non-Solicitation and No-Hire. During the Restricted Period, the Executive shall not directly or indirectly, on Executive’s own behalf or on behalf of any other Person (i) solicit, recruit, persuade, influence, or induce, or attempt to solicit, recruit, persuade, influence, or induce any Person employed or otherwise retained by the Company (including, without limitation, any Associate, independent contractor or consultant), to cease or leave their employment or contractual or consulting relationship with the Company, regardless of whether the Executive initiates contact for such purposes, or (ii) hire, employ or otherwise attempt to establish, for any Person, any employment, agency, consulting, independent contractor or other business relationship with any Person who is or was employed or otherwise retained by the Company (including any independent contractor or consultant), with whom or which the Company has had any business relationship any time during this Agreement or any time during the one (1) year period immediately preceding the Effective Date for the benefit of a Competing Business.

6.4. Definitions. The following definitions are for the purposes of this Agreement, including (without limitation) this Section 6. The scope of these definitions is in recognition of the Company-wide scope of the Executive’s responsibilities, the broad geographic scope of the Company’s business operations throughout the entire United States of America and in certain foreign countries, and the potential ease of competing with the Company in the absence of the provisions of this Section 6.

a. “Associate” means any sales representative of the Company at any time during the term of this Agreement.

b. “Competing Business” means any business operation which engages in the business of providing products and services that are the same or substantially similar or directly compete with those that any of the Company manufactured, produced, provided, sold, and/or marketed during the Executive’s tenure with the Company, such as the direct selling business, including (without limitation) the direct sale, network and/or multi-level marketing of dietary supplements, skin care or wellness products.

c. “Customer” means (i) any Associate or other Person with whom or which the Company has had any contract any time during this Agreement or any time during the one year period immediately preceding the Effective Date, and/or (ii) any customer, vendor, supplier, licensor or other Person in a business relationship with the Company for which the Executive or employees working under the Executive’s supervision had any direct or indirect responsibility during the Employment Period.

d. “Geographic Area” means (i) those cities and states in the United States of America and foreign countries in which the Company does business during the Employment Period; and/or (ii) the geographic area of Executive’s responsibilities during the Employment Period.

e. “Restricted Period” means the Employment Period and the two-year period commencing on the Termination Date, regardless of whether the Executive’s termination from the Company is voluntary or involuntary, for Cause or not for Cause. This time period shall be extended by one day for each day that Executive is determined to be in violation of Sections 4, 5 and/or 6 of this Agreement, as determined by a court or arbitrator of competent jurisdiction.

6.5. Fiduciary Duty. The Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the Company. In keeping with these duties, the Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business, and shall not appropriate for Executive’s own benefit, any business opportunities concerning the subject matter of the fiduciary relationship.

6.6. Survival. This Section 6 shall survive the cessation or termination of the Executive’s employment under this Agreement, subject to the time and scope limitations set forth in this Section 6.

6.7. Substitution/Revision. If, at the time of enforcement of the restrictive covenants in this Section 6, a court holds that the restrictions stated in this Section 6 are unreasonable under circumstances then existing, then the maximum duration, scope or geographical area reasonable under such circumstances shall automatically be substituted for the stated duration, scope or geographic area and the court shall be allowed and is hereby requested to revise the restrictions contained herein to cover the maximum duration, scope and geographic area permitted by law. The covenants contained in Sections 6.3a., 6.3b., 6.3c., and 6.3d. hereof are independent of and severable from one another.

6.8. Independent Covenants. All covenants contained in Section 6 of this Agreement shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action by Executive against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

SECTION 7.

NON DISPARAGEMENT

The Executive and Company agree that, both during and after the Employment Period, neither will make any statements which would constitute liable, slander or disparagement of the other or any of the other’s affiliates, provided however, that the terms of this Section 7.1 shall not apply to communications between the Party and its attorneys or other Persons with whom or which communications would be subject to a claim of privilege existing under common law, statute or rule of procedure; provided further, that the terms of this Section 7.1 shall not apply to statements made in the course of the dispute resolution procedures set forth in Section 8.2 hereof.

SECTION 8.

REMEDIES

8.1. Remedies. In the event of a breach of this Agreement by any Party, and subject to the remaining provisions of this Section 7, the aggrieved Party shall be entitled to seek all appropriate equitable and legal relief, including, but not limited to: (a) an injunction to enforce this Agreement or prevent conduct in violation of this Agreement; (b) damages incurred as a result of the breach; and (c) attorneys’ fees and costs incurred in enforcing the terms of this Agreement.

8.2. Arbitration. SUBJECT TO THE RIGHTS OF EITHER PARTY TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF IN A COURT OF EQUITY, BINDING ARBITRATION SHALL BE THE EXCLUSIVE REMEDY FOR ANY AND ALL DISPUTES, CLAIMS, OR CONTROVERSIES BETWEEN THE PARTIES HERETO, WHETHER STATUTORY, CONTRACTUAL OR OTHERWISE, ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY OR TERMINATION FROM THE COMPANY (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT OF DAMAGES, OR THE CALCULATION OF ANY BONUS OR OTHER AMOUNT OR BENEFIT DUE) (COLLECTIVELY, “DISPUTES”). THE PARTIES EACH WAIVE THE RIGHT TO A JURY TRIAL AND WAIVE THE RIGHT TO ADJUDICATE THEIR DISPUTES UNDER THIS AGREEMENT OUTSIDE THE ARBITRATION FORUM PROVIDED FOR IN THIS AGREEMENT, EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT. In the event either party provides a notice of arbitration of any dispute to the other party, the parties agree to submit that dispute to a single arbitrator selected from a panel of arbitrators of JAMS located in Dallas, Texas. The arbitration will be governed by the JAMS Comprehensive Arbitration Rules and Procedures in effect at the time the arbitration is commenced. If for any reason JAMS cannot serve as the arbitration administrator, the Company may select an alternative arbitration administrator, such as the American Arbitration Association, to serve under the terms of this Agreement. The parties further agree to abide by and perform any award rendered by the arbitrator.

a. VENUE. THE PARTIES STIPULATE AND AGREE THAT THE EXCLUSIVE VENUE OF ANY SUCH ARBITRATION PROCEEDING (AND OF ANY OTHER PROCEEDING, INCLUDING (WITHOUT LIMITATION) ANY COURT PROCEEDING, UNDER THIS AGREEMENT) SHALL BE DALLAS COUNTY, TEXAS (THE “AGREED VENUE”).

b. Authority and Decision. The arbitrator shall have the authority to award the same damages and other relief that a court could award. The arbitrator shall issue a reasoned award explaining the decision and any damages awarded. The arbitrator’s decision will be final and binding upon the parties and enforceable by a court of competent jurisdiction. The parties will abide by and perform any award rendered by the arbitrator. In rendering the award, the arbitrator shall state the reasons therefore, including (without limitation) any computations of actual damages or offsets, if applicable.

c. Fees and Costs. In the event of arbitration under the terms of this Agreement, the fees charged by JAMS or other arbitration administrator and the arbitrator shall be borne by the parties as determined by the arbitrator, except for any initial registration fee, which the parties shall bear equally. Otherwise, the parties shall each bear their own costs, expenses and attorneys’ fees incurred in arbitration; provided, however, that the prevailing party shall be entitled to recover and have awarded its attorneys’ fees, court costs, arbitration expenses, and its portion of the fees and costs charged by JAMS or other arbitration administrator, regardless of which Party initiated the proceedings, in addition to any other relief to which it may be entitled. The determination of the “prevailing party” and the amount of fees, costs and expenses awarded shall be in the discretion of the arbitrator and shall be based upon such evidence as the arbitrator deems appropriate, including the relief awarded as compared to the last bona fide settlement offer made by the opposing party prior to the initiation of the arbitration proceeding, as well as any bona fide settlement offer made during the proceeding taking into account the fees, costs and expenses incurred thereafter.

d. Limited Scope. The following are excluded from binding arbitration under this Agreement: claims for workers’ compensation benefits or unemployment benefits; replevin; and claims for which a binding arbitration agreement is invalid as a matter of law.

e. Statutes of Limitations. All statutes of limitations that would otherwise be applicable (as well as other laws and statutes of applicability to any Dispute in issue) shall apply to any arbitration proceeding hereunder, and the arbitrator is specifically empowered to decide any question pertaining to limitations.

f. Injunctive Relief. The parties hereto may seek injunctive relief in arbitration; provided, however, that as an exception to the arbitration agreement set forth in Section 7.2 hereof, the parties, in addition to all other available remedies, shall each have the right to initiate an action in any court of competent jurisdiction in order to request injunctive or other equitable relief regarding the terms of this Agreement. The exclusive venue of any such proceeding shall be in the Agreed Venue. The parties agree (a) to submit to the jurisdiction of any competent court in the Agreed Venue, and (b) to waive any and all defenses the Executive may have on the grounds of lack of jurisdiction of such court Evidence adduced in any such proceeding for an injunction may be used in arbitration as well. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies that a party hereto may have at law or in equity.

SECTION 9.

TERMINATION OF EMPLOYMENT

9.1. Events of Termination. In addition to termination of employment in accordance with Section 2 hereof, the Executive’s employment by the Company under this Agreement (1) shall terminate upon the death of the Executive, and (2) may be terminated by the Company, immediately upon written notice of termination to the Executive, upon the Executive’s Disability or for Cause. Any notice of termination for Cause shall specify in reasonable detail each element of the event(s) cited as justification for such termination. In this Agreement:

a. “Disability” means the Executive’s becoming incapacitated by accident, sickness, or other circumstances that, in the reasonable judgment of the Board renders or is expected to render the Executive mentally or physically incapable of performing the essential duties and services required of him hereunder, with or without reasonable accommodation for a period of at least one hundred (120) consecutive calendar days.

b. “Cause” means any of the following:

i.	the Company’s reasonable determination that the Executive has neglected, failed, or refused to render the services or perform any other of his duties or obligations in or under this Agreement (including, without limitation, because of any alcohol or drug abuse);

ii.	the Executive’s material violation of any provision of or obligation under this Agreement;

iii.	the Executive’s indictment for, or entry of a plea of no contest with respect to, any crime that adversely affects or (in the Board’s reasonable judgment) may adversely affect the Company or the utility of the Executive’s services to the Company; or

iv.	any other material act or omission of the Executive involving fraud, theft, dishonesty, disloyalty, or illegality with respect to, or that harms or embarrasses or (in the Board’s reasonable judgment) may harm or embarrass, the Company or any of its subsidiaries, affiliates, customers, dealers or suppliers.

Notwithstanding any other provision of this Agreement, if the Company gives notice of termination for Cause under clauses i. or ii. above in this Section 8.1(b), then the Executive at his sole option shall have sixty (60) days from the date of such notice to effect a cure or resolution of the reasons giving rise to the termination (the “Executive Remedy Period”) before the termination becomes effective. If the reasons giving rise to such termination are cured or resolved by the Executive within the Executive Remedy Period, then the termination will be deemed to be without Cause for the purposes of this Agreement, unless it is withdrawn by the Company by the end of the Executive Remedy Period.

c. “Good Reason” means any of the following:

i.	the Company’s denial of compensation due and owing to Executive under this Agreement, where such denial is by any means, including but not limited to a material act or omission of fraud, theft, or dishonesty in the Company’s accounting practices or otherwise;

ii.	the requirement by the Company that Executive be based anywhere other than Dallas County, Texas, except for travel incident to the Company’s business;

iii.	the Company’s demotion of the Executive in title or pay, or the Company’s removal of a material portion of the Executive’s significant duties or responsibilities pursuant to this Agreement, without the Executive’s consent; or

iv.	the Company’s material breach of this Agreement.

Notwithstanding any other provision of this Agreement, if the Executive gives notice of resignation for Good Reason under clauses i., ii., iii., or iv. above in this Section 8.1(c), then the Company at its sole option shall have sixty (60) days from the date of such notice to effect a cure or resolution of the reasons giving rise to the resignation (the “Company Remedy Period”), before the resignation becomes effective. If the reasons giving rise to such resignation are cured or resolved by the Company within the Company Remedy Period, then the resignation will be deemed to be without Good Reason for the purposes of this Agreement, unless it is withdrawn by the Executive by the end of the Company Remedy Period.

9.2. Non-Renewal. In the event either Party gives at least thirty (30) days’ notice to the other Party that it will terminate this Agreement at the expiration of the initial two (2)-year term, then the Agreement will automatically terminate at the end of the two (2)-year term.

9.3. Severance; Effects of Termination.

a. Nothing contained in this Agreement shall be construed as impacting the right of either Party to terminate the Executive’s employment with the Company in accordance with its terms.

b. Upon any cessation or termination of employment under this Agreement, all further rights of the Executive to employment and compensation and benefits from the Company under this Agreement will cease, except that the Company shall pay the Executive the following:

(i)	Any amount of base salary earned by, but not yet paid to, the Executive through the last date of the Employment Period;

(ii)	Twelve (12) months of base salary from Executive’s last date of employment (the “Termination Date”); provided however, that in the event of termination in the initial two (2) year term of this Agreement, Executive shall receive the greater of (A) twelve (12) months of base salary, or (B) the number of then-remaining months of base salary in the initial two (2) year term; and provided further, that in the event of termination by Executive without Good Reason or by the Company for Cause or due to the death of Executive, no payments will be due or paid pursuant to this Section 8.3(b)(ii);

(iii)	All reimbursable expenses due, but not paid, to the Executive as of the Termination Date in accordance with Section 3.4 hereof;

(iv)	All benefits (or an amount equivalent thereto) that have been earned by or vested in, and are payable to, the Executive under, and subject to the terms of, the employee-benefit plans or arrangements of the Company in which the Executive participated through the Termination Date in accordance with Section 3.5 hereof.

c. Any amount owed to Executive under this paragraph will be paid in regular installments on the usual and customary pay dates of the Company; provided however, any amount due under Section 8.3(b)(iv) shall be paid in accordance with the terms of the employee-benefit plans or arrangements under which such amounts are due to the Executive, and any amounts due under Section 8.3(b)(iii) shall be paid in accordance with the terms of the Company’s policies, practices, and procedures regarding reimbursable expenses. The stock option agreements between the Parties and the plan shall govern the Executive’s outstanding stock options upon or after cessation or termination of employment. Upon cessation or termination of employment hereunder (unless the Executive continues otherwise to be employed by the Company), the Executive (1) shall return to the Company the leased vehicle provided for the Executive’s use in accordance with Section 3.6 hereof, and (2) shall resign or shall be deemed to have resigned from any position as an officer or director, or both, of any subsidiary or affiliate of the Company.

9.4. Release. As a condition to the receipt of any payment under paragraph 9.3 of this Agreement, Executive shall be required to execute a release, in a form reasonably acceptable to the Parties, releasing Company and Company’s shareholders, partners, officers, directors, employees, and agents from any and all claims and from any and all causes of any kind or character arising out of the Executive’s employment with the Company, the termination of such employment, and the performance of the Company’s obligations hereunder.

9.5 Post-employment Cooperation. Upon and for a period of six (6) months after the Termination Date, the Executive will cooperate fully with the Company in connection with (a) any matter related to the Company’s business and activities, by being available at mutually agreeable times, in person or by telephone, and without any unreasonable interference with Executive’s other activities, to provide such information as may from time to time be requested by the Company regarding various matters in which Executive was involved during Executive’s employment with the Company, and (b) any and all pending or future litigation or administrative claims, investigations, or proceedings involving the Company, including (without limitation) Executive’s meeting with the Company’s counsel and advisors at reasonable times upon their request, and providing testimony (in court or at depositions) that is truthful, and complete in accordance with information known to him. Executive shall be compensated on a per diem basis for such cooperative activities at a daily rate based on Executive’s most recent Base Salary.

SECTION 10. REPRESENTATION BY EXECUTIVE

10.1. No Conflict. The Executive hereby represents and warrants to the Company that Executive’s execution of this Agreement and Executive’s performance of Executive’s duties and obligations hereunder will not conflict with, cause a default under, or give any party a right to damages under any other agreement or obligation to which the Executive is a party or is bound.

SECTION 11.

GENERAL

11.1. Governing Law. This Agreement shall be governed by, and enforced and construed under, the laws of the State of Texas, except to the extent preempted by federal law.

11.2. Binding Effect; Assignment. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective heirs, representatives, successors (including, without limitation, any successor as a result of a merger or similar reorganization) and assigns of the Parties, except that the Executive’s rights, benefits, duties and responsibilities hereunder are of a personal nature and shall not be assignable in whole or in part by the Executive.

11.3. Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered or delivered by same-day courier, (b) on the third business day after mailing by registered or certified mail, postage prepaid, return receipt requested, or (c) upon delivery when sent by prepaid overnight delivery service, in any case addressed as follows:

If to the Executive:

If to the Company:	General Counsel
Mannatech Incorporated
600 South Royal Lane, Suite 200
Coppell, TX 75019

A Party’s address may be changed from time to time by written notice to the other Party in accordance with this Section 10.3.

11.4. Prior Agreements Superseded. This Agreement supersedes all prior agreements between the Parties of any and every nature whatsoever, including (without limitation) agreements for additional compensation or benefits. All such prior agreements are null and void.

11.5. Duration. Notwithstanding the cessation or termination of Executive’s employment under this Agreement, this Agreement shall continue to bind the Parties for so long as any obligations remain under the terms of this Agreement.

11.6. Amendment; Waiver. No amendment to or modification of this Agreement, or waiver of any term, provision, or condition of this Agreement, will be binding upon a Party unless the amendment, modification, or waiver is in writing and signed by the Party to be bound. Any waiver by a Party of a breach or violation of any provision of this Agreement by the other Party shall not be deemed a waiver of any other provision or of any subsequent breach or violation.

11.7. Enforcement and Severability. The Parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of this Agreement is too broad to be enforced as written, the Parties intend for the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable, the provision shall be severed, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of it, and the remaining provisions shall remain in full force and effect.

11.8. Subsidiaries Included. Wherever the “Company” is referred to in this Agreement, it shall include all subsidiaries of the Company as they may exist from time to time, even where the term “subsidiaries” is not explicitly stated in connection with such reference.

11.9. Certain Defined Terms; Headings. As used in this Agreement:

a. “business day” means any Monday through Friday other than any such weekday on which the executive offices of the Company are closed.

b. “Employment Period” means the term of Executive’s employment under this Agreement, from the Effective Date through the last date of Executive’s work for the Company under this Agreement, regardless of whether the termination is voluntary, involuntary, for Cause, or not for Cause.

c. “herein,” “hereof,” “hereunder,” and similar terms are references to this Agreement as a whole and not to any particular provision of this Agreement.

d. “Person” means an individual, an independent contractor, a sole proprietor, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity, court, department, agency or political subdivision, or other individual, business, or governmental entity, as applicable.

In addition, the use herein of “annual” or “monthly” (or similar terms) to indicate a measurement period shall not itself be deemed to grant rights to Executive for employment or compensation for such period. The Section and other descriptive headings in this Agreement are only for convenience of reference and are not to be used to construe or interpret this Agreement or any of its provisions.

11.10. Acknowledgment. Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily and without duress agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect to the subject matter contained herein. Without limiting the generality of the previous sentence, the Company, its affiliates, advisors and/or attorneys have made no representation or warranty to Executive concerning the state or federal tax consequences to Executive regarding the transactions contemplated by this Agreement.

11.11. Section 409A Compliance. It is the intention of the Company and the Executive that this Agreement not result in unfavorable tax consequences to the Executive under Section 409A of the Code. The Company and the Executive acknowledge that only limited guidance has been issued by the Internal Revenue Service with respect to the application of Code Section 409A to certain arrangements, such as this Agreement. It is expected by the Company and the Executive that the Internal Revenue Service will provide further guidance regarding the interpretation and application of Section 409A of the Code in connection with finalizing its recently proposed regulations. The Company and the Executive acknowledge further that the full effect of Section 409A of the Code on potential payments pursuant to this Agreement cannot be determined at the time that the Company and the Executive are entering into this Agreement. The Company and the Executive agree to work together in good faith in an effort to comply with Section 409A of the Code including, if necessary, amending the Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that neither party shall be required to assume an economic burden beyond what is already required by this Agreement.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have duly entered into this Agreement as of the Effective Date.

EXECUTIVE:

/s/ Wayne Badovinus

Date:	June 4, 2008

MANNATECH, INCORPORATED:

By:	/s/ Terrence L. O’Day

Date:	June 4, 2008

Schedule I

Incentive Compensation

Incentive Compensation:

Short Term: 80% of base pay ($480,000) at target (sales and performance profit (before tax is the profit after deducting the executive bonuses) and personal goals as agreed to by the CEO and the Compensation Committee and the Board). Incentive Compensation is paid in March following the performance year.

Long Term: 20% of base pay ($120,000) at target, vested and paid over four years. Vesting will continue even though contract is complete.

Total annualized compensation by achieving short-term and long-term incentive targets: $600,000 + $480,000 + $120,000 = $1,200,000

Notes:

1. Sales and performance profit targets will be the same as budget developed by management and approved by the Compensation Committee and the Board of Directors.

2. Notwithstanding the above, the incentive bonus for the last six months of 2008 will be mutually agreed to by the Executive and the Compensation Committee and the Board based on the revised budget.

3. Payout for 2008 will be prorated based on the last six months of the year.

Incentive Compensation Escalation Feature:	The Plan design also features an escalation scale which allows for incentive targets to increase in proportion to growth in sales and profit (see Table 1 on page 2).

Incentive Share Option Grants:

200,000 share options will be granted and vest on the following schedule:

•     33,333 share options vest at the end of year one.

•     33,333 share options vest at the end of year two.

•     33,334 share options vest at the end of year three.

•     50,000 share options when Company reaches $750,000,000 in sales and 10% EBIT.

•     50,000 share options when Company reaches $1,000,000,000 in sales and 12% EBIT.

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Vesting will be complete at the achievement of each sales and profit target based on annual audited numbers.

The strike price for the share option incentive scheme will be based on the closing price of the stock on the original date of the employment contract.

Table 1.	Bonus Escalation
Added Profit Performance	New Short-Term %	New Short-Term Award	New Long-Term %	New Long-Term Award	Total Compensation
10%	88.0%	$528,000	22.0%	$132,000	$1,260,000
15%	92.0%	$552,000	23.0%	$138,000	$1,290,000
20%	96.0%	$576,000	24.0%	$144,000	$1,320,000
25%	100.0%	$600,000	25.0%	$150,000	$1,350,000

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